Exhibit 99.1

NEWS RELEASE - For Immediate Release
Visteon announces fourth-quarter and full-year 2005 results
Highlights:
•	2005 net loss narrows; cash flow improves

•	Multi-year action plan for year-over-year improvements through 2008 and beyond

•	Customer diversification continues
VAN BUREN TOWNSHIP, Mich., Feb. 10, 2006 — Visteon Corporation (NYSE:VC) today announced fourth-quarter and full-year results for 2005. For the fourth quarter of 2005, Visteon reported net income of $1.338 billion, or $10.25 per diluted share, on total sales of $2.9 billion. For full year 2005, Visteon reported a net loss of $270 million, or $2.14 per share, on total sales of $17.0 billion.
“With the Ford transaction completed, we are now focused on implementing our multi-year plan to restructure Visteon and improve our earnings and free cash flow,” said Michael F. Johnston, chairman and chief executive officer. “We are looking at every opportunity to accelerate our actions to achieve continued year-over-year improvements. For 2006, we are increasing our outlook for earnings and reaffirming our outlook for positive free cash flow. We are also reiterating our expectation for continued improvement in 2007 and beyond.”
Fourth Quarter 2005
For the fourth quarter of 2005, product sales were $2.7 billion and services revenues were $164 million. More than 50 percent of total product sales were generated from customers other than Ford, a significant increase over prior year. Sales for the same period a year ago totaled $4.7 billion, of which non-Ford sales were 33 percent. Product sales were lower primarily due to the sale of 23 North American facilities on Oct. 1, 2005, as part of the Automotive Components Holdings, LLC (ACH) transactions, lower production volumes by Ford in North America and price reductions to customers. Services revenues of $164 million represent billings for employee and related costs for business support activities provided to ACH under terms of various agreements between Visteon and ACH that took effect Oct. 1, 2005.
Visteon’s net income of $1.338 billion for the fourth quarter of 2005 included a gain of $1.8 billion related to the ACH transactions, and non-cash asset impairment charges of $335 million related to product lines manufactured principally at plants in the United States and the United Kingdom. These manufacturing operations are addressed by Visteon’s multi-year restructuring program. This impairment charge is expected to decrease depreciation and amortization expense by approximately $25 million annually. Visteon also incurred $28 million of restructuring expenses in the quarter related to various personnel and other cost-reduction actions. Reimbursements from the restructuring escrow account for qualified expenses incurred by Visteon in both the fourth quarter and prior quarters of 2005 totaled $51 million. For the fourth quarter of 2004, Visteon reported a net loss of $138 million, which included restructuring expenses of $41 million.

Media Inquiries	Investor Inquiries	Visteon Corporation
Jim Fisher	Derek Fiebig	One Village Center Drive
734-710-5557	734-710-5800	Van Buren Twp., Mich., 48111
734-417-6184 mobile	dfiebig@visteon.com
jfishe89@visteon.com

Cash provided by operating activities was $42 million for the fourth quarter of 2005, down about $150 million from the same period a year ago, as favorable performance in trade working capital was offset by an estimated $300 million net working capital run-off associated with retained receivables and payables of the business that transferred as part of the ACH transactions. Capital expenditures for the quarter of $185 million were $73 million lower than fourth quarter 2004. Free cash flow was negative $143 million in the fourth quarter 2005, compared with negative $63 million in the same period of 2004.
Full Year 2005
Sales for full year 2005 totaled $17.0 billion, including product sales of $16.8 billion and services revenues of $164 million. Of the product sales, 62 percent were Ford-related with 38 percent from other customers. Sales for the same period a year ago totaled $18.7 billion, of which Ford-related sales were 70 percent and sales from other customers were 30 percent. Sales were lower primarily due to the sale of 23 North American facilities on Oct. 1, 2005 as part of the ACH transactions, lower production volumes by Ford in North America and price reductions to customers.
2005 results include the operations of the businesses and facilities that were sold as part of the ACH transactions for the nine months for which they were owned by Visteon. Sales generated by these former facilities as reported in Visteon’s 2005 results were nearly $6.1 billion, including $611 million of sales to customers other than Ford. For 2004, these former facilities accounted for nearly $9.0 billion of sales, including $677 million of sales to customers other than Ford.
Visteon’s net loss of $270 million for the full year 2005 represents an improvement over 2004’s net loss of $1.5 billion. The results for 2005 include the fourth quarter non-cash charges discussed above, the gain on the ACH transactions, as well as previously announced non-cash asset impairment charges of about $1.2 billion and $46 million of restructuring expenses, partially offset by $51 million of reimbursements from the restructuring escrow account. For 2004, Visteon’s net loss included restructuring expenses of $82 million, non-cash asset impairment charges of $314 million and a non-cash charge of $871 million related to deferred tax assets.
Cash provided by operating activities was $417 million for full year 2005, about the same as 2004 full-year results. Free cash flow for full year 2005 was negative $168 million compared with a negative $409 million for full year 2004. Capital expenditures for the year of $585 million were $242 million lower than for the full year 2004.
Cash and Debt
As of Dec. 31, 2005, Visteon had cash of $865 million, an improvement over 2004’s $752 million. Visteon’s 2005 debt position also improved, with total borrowings of $1.994 billion as of Dec. 31, 2005, compared with total borrowings of $2.021 billion at the end of 2004.
On Jan. 9, 2006, Visteon closed on a new 18-month secured term loan of $350 million. The new loan expires on June 20, 2007, and replaced Visteon’s $300 million secured short-term revolving credit facility that expired on Dec. 15, 2005. The term loan was made part of Visteon’s existing $772 million five-year facility agreement. The terms and conditions of the agreement were also modified to align various covenants with Visteon’s restructuring initiatives and to make changes to the consolidated leverage ratios. Visteon also amended its $241 million delayed draw term loan agreement, which also expires in June 2007, to reflect substantially the same terms and conditions.

Outlook
Visteon is raising its estimate for 2006 full-year earnings before net interest expense and the provision for income taxes, excluding net unreimbursed restructuring expenses and non-cash asset impairments (EBIT-R) to a range of $45 million to $75 million, reflecting reduced depreciation and amortization expense estimates. Additionally, Visteon expects to generate about $50 million of free cash flow and expects 2006 full-year product sales of approximately $11.2 billion, with 58 percent coming from non-Ford sales.
“Visteon is a global leader in our core product areas of climate, interior and electronic systems, with the global reach and diverse customer mix to continue delivering year-over-year improvements,” Johnston said. “We have established a sustainable business model and solid action plans to strengthen our results and create value for our customers, employees and shareholders.”
Forward-looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including general economic conditions, including changes in interests rates and fuel prices; the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s vehicle production volumes; our ability to satisfy our future capital and liquidity requirements and comply with the terms of our existing credit agreements and indentures; the financial distress of our suppliers and possible disruptions in the supply of commodities; our ability to implement, and realize the anticipated benefits of, restructuring and other cost-reduction initiatives and our successful execution of internal performance plans and other productivity efforts; the timing and expenses related to restructurings, employee reductions, acquisitions or dispositions; increases in raw material and energy costs and our ability to offset or recover significant material surcharges; the effect of pension and other post-employment benefit obligations; increases in our warranty, product liability and recall costs; the outcome of legal or regulatory proceedings to which we are or may become a party; as well as those factors identified in our filings with the SEC (including our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005). We assume no obligation to update these forward-looking statements.
Use of Non-GAAP Financial Information
This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these comparable GAAP financial measures for 2006 is not intended to indicate that Visteon is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.
Visteon Corporation is a leading global automotive supplier that designs, engineers and manufactures innovative climate, interior, electronic and lighting products for vehicle manufacturers, and also provides a range of products and services to aftermarket customers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Kerpen, Germany; the company has more than 170 facilities in 24 countries and employs approximately 50,000 people.

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Visteon news releases, photographs and product specification details are available at www.visteon.com

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except share and per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net sales
Product	$2,701	$4,679	$16,812	$18,657
Services	164	—	164	—

	2,865	4,679	16,976	18,657

Cost of sales
Product	2,638	4,521	16,259	17,769
Services	163	—	163	—

	2,801	4,521	16,422	17,769

Gross margin	64	158	554	888
Selling, general and administrative expenses	183	252	946	980
Restructuring expenses	28	41	46	82
Reimbursement from Escrow Account	51	—	51	—
Impairment of long-lived assets	335	—	1,511	314
Gain on ACH transactions	1,832	—	1,832	—

Operating income (loss)	1,401	(135)	(66)	(488)
Interest expense, net	34	24	132	96
Equity in net income of non-consolidated affiliates	3	7	25	45

Income (loss) before income taxes and minority interests in consolidated subsidiaries	1,370	(152)	(173)	(539)
Provision (benefit) for income taxes	23	(21)	64	962
Minority interests in consolidated subsidiaries	9	7	33	35

Net income (loss)	$1,338	$(138)	$(270)	$(1,536)

Basic and diluted income (loss) per common share:
Basic income (loss) per share	$10.58	$(1.10)	$(2.14)	$(12.26)

Basic average shares outstanding (millions)	126.5	125.3	126.0	125.3
Diluted income (loss) per share	$10.25	$(1.10)	$(2.14)	$(12.26)

Diluted average shares outstanding (millions)	130.6	125.3	126.0	125.3
Cash dividends per share	$—	$0.06	$—	$0.24

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in millions)

	December 31,
	Unaudited
	2005	2004
ASSETS

Cash and cash equivalents	$865	$752
Accounts receivable, net
Ford Motor Company	618	1,255
Non-Ford Motor Company	1,120	1,285
Inventories, net	537	889
Prepaid expenses and other current assets	205	249

Total current assets	3,345	4,430
Property, plant and equipment, net	2,973	5,303
Other assets	418	559

Total assets	$6,736	$10,292

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) / EQUITY

Short-term debt, including current portion of long-term debt	$485	$508
Accounts payable	1,803	2,493
Employee benefits, including pensions	233	341
Accrued expenses and other current liabilities	438	580

Total current liabilities	2,959	3,922

Long-term debt	1,509	1,513
Postretirement benefits other than pensions	724	639
Postretirement benefits payable to Ford Motor Company	154	2,135
Employee benefits, including pensions	647	751
Deferred income taxes	175	287
Other liabilities	382	516
Minority interests in consolidated subsidiaries	234	209

Shareholders’ (deficit) / equity
Preferred stock (par value $1.00, 50 million shares authorized, none outstanding)	—	—
Common stock (par value $1.00, 500 million shares authorized, 131 million shares issued, 129 million and 130 million shares outstanding, respectively)	131	131
Stock warrants	127	—
Capital in excess of par value of stock	3,394	3,380
Accumulated other comprehensive income (loss)	(232)	5
Other	(28)	(26)
Accumulated deficit	(3,440)	(3,170)

Total shareholders’ (deficit) / equity	(48)	320

Total liabilities and shareholders’ (deficit) / equity	$6,736	$10,292

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Cash provided from (used by) operating activities
Net income (loss)	$1,338	$(138)	$(270)	$(1,536)
Adjustments to reconcile net income (loss) to net cash provided from operating activities:
Gain on ACH transactions	(1,832)	—	(1,832)	—
Depreciation and amortization	122	171	595	685
Impairment of long-lived assets	335	—	1,511	314
Equity in net income of non-consolidated affiliates, net of dividends remitted	12	(6)	23	(2)
Other non-cash items	15	12	44	40
Changes in assets and liabilities:
Accounts receivable	577	258	684	(52)
Inventories	33	125	34	3
Accounts payable	(579)	(74)	(593)	82
Postretirement benefits other than pensions	8	33	227	180
Income taxes deferred and payable, net	1	(42)	(40)	869
Other assets and other liabilities	12	(144)	34	(165)

Net cash provided from operating activities	42	195	417	418

Cash provided from (used by) investing activities
Capital expenditures	(185)	(258)	(585)	(827)
Acquisitions and investments in joint ventures, net	(1)	—	(21)	—
Net cash proceeds from ACH transactions	(12)	—	299	—
Sales and maturities of securities	—	8	—	11
Other, including proceeds from asset disposals	37	16	76	34

Net cash used by investing activities	(161)	(234)	(231)	(782)

Cash provided from (used by) financing activities
Commercial paper repayments, net	—	(50)	—	(81)
Other short-term debt, net	48	10	239	(20)
Proceeds from issuance of other debt, net of issuance costs	10	28	50	576
Maturity/repurchase of unsecured debt securities	—	—	(250)	(269)
Principal payments on other debt	(30)	—	(69)	(32)
Treasury stock activity	—	—	(2)	(11)
Cash dividends	—	(7)	—	(31)
Other, including book overdrafts	57	51	(19)	3

Net cash provided from (used by) financing activities	85	32	(51)	135

Effect of exchange rate changes on cash	1	30	(22)	28

Net (decrease) increase in cash and cash equivalents	(33)	23	113	(201)

Cash and cash equivalents at beginning of period	898	729	752	953

Cash and cash equivalents at end of year	$865	$752	$865	$752

VISTEON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in millions)
(Unaudited)
In this press release the Company has provided information regarding certain non-GAAP financial measures including “free cash flow” and “EBIT-R.” Such non-GAAP financial measures are reconciled to their closest US GAAP financial measure in the schedules below.
EBIT-R: EBIT-R represents net income (loss) before net interest expense and provision for income taxes and excludes impairment and net unreimbursed restructuring charges as well as the gain on the ACH transactions. Management believes EBIT-R is useful to investors because it provides meaningful supplemental information regarding the Company’s operating results because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s continuing operating activities.

	Three Months Ended		Year Ended		2006
	December 31,		December 31,		Estimate
	2005	2004	2005	2004
Net Income (Loss)	$1,338	$(138)	$(270)	$(1,536)	$(250) — $	(220)

Interest expense, net	34	24	132	96	160
Provision (benefit) for income taxes	23	(21)	64	962	105
Impairment of long-lived assets	335	—	1,511	314	30
Net unreimbursed restructuring expense	—	41	7	82	—
Gain on ACH transactions	(1,832)	—	(1,832)	—	—

EBIT-R	$(102)	$(94)	$(388)	$(82)	$45 — $ 75

EBIT-R is not a recognized term under GAAP and does not purport to be an alternative to net income (loss) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBIT-R may not be comparable to other similarly titled measures of other companies. Additionally, EBIT-R is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.
Free Cash Flow: Free cash flow represents cash flow from operating activities less capital expenditures. Management believes that free cash flow is useful in analyzing the Company’s ability to service and repay its debt and it uses the measure for planning and forecasting in future periods, as well as in management compensation decisions.

	Three Months Ended		Year Ended		2006
	December 31,		December 31,		Estimate
	2005	2004	2005	2004
Cash provided from operating activities	$42	$195	$417	$418	$500

Capital expenditures	(185)	(258)	(585)	(827)	(450)

Free cash flow	$(143)	$(63)	$(168)	$(409)	$50

Free cash flow is not a recognized term under GAAP and does not reflect cash used to service debt and does not reflect funds available for investment or other discretionary uses.